DREYFUS PREMIER CALIFORNIA MUNICIPAL BOND FUND

                      Certificate of Assistant Secretary

      The undersigned, Janette E. Farragher, Assistant Secretary of Dreyfus Premier California Municipal Bond Fund (the "Fund"), hereby certifies that set forth below is a true and correct copy of a resolution adopted by the Fund's Board on March 16, 2000, on behalf of each Board member, and that such resolution remains in full force and effect on the date hereof, with the exception that Mark Kornfeld, Assistant General Counsel of The Dreyfus Corporation, resigned his position as of April 10, 2000:

           RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Mark N. Jacobs, Steven F. Newman, Michael A. Rosenberg, John B. Hammalian, Jeff Prusnofsky, Robert R. Mullery, Janette E. Farragher, and Mark Kornfeld, as the attorney-in-fact for the proper officers of the Fund, with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statements and any and all amendments and supplements thereto, as fully to all intents and purposes as the officer, for whom he or she is acting as attorney-in-fact, might or could do in person.

      IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Fund on March 22, 2001.


                                             /s/ Janette Farragher
                                             -----------------------
                                             Janette Farragher
                                             Assistant Secretary